Exhibit 99.1

CONTACTS:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

Colin Nagy
Source Communications
(212) 239-8678

ARTISTdirect’s MediaDefender Unit Announces
Ad-Sponsored Content Initiative

Sprint to Underwrite Legal MP3 Content On File-Sharing Networks

SANTA MONICA, Calif., July 9, 2007 (PRIME NEWSWIRE) — ARTISTdirect, Inc. (OTCBB:ARTD) today announced a major advertising and music marketing initiative, offering legal, sponsored MP3 content to the world’s largest concentrated audience of music consumers on the file-sharing networks.

The program will leverage the company’s proprietary technology to distribute 16 million downloads of the highest quality MP3 files to various file-sharing networks over a period of three months. The tracks are indistinguishable from illegal, pirated content and, when downloaded, a logo will appear alongside the artist’s name and the song title on the screen of a desktop computer, iPod, mobile phone or any other digital music player. Terms were not disclosed.

Sprint is the first sponsor of this program, with the introduction of an emerging music artist. Music enthusiasts seeking specific tracks will download a high quality MP3 recording and receive the content they are looking for free of charge — completely legal and sanctioned by the record label. Revenues from the initiative will be divided between MediaDefender, the record label, and the publishing company.

“This represents a major next step for the music industry in developing a new advertising revenue base to supplement transactional income. The benefits are threefold: the initiative generates advertising income for record labels, helps curtail piracy, and also allows brands to associate with key artists to reach a desired demographic,” said Jon Diamond, chief executive officer of ARTISTdirect, Inc.

The advertising/music marketing program utilizes the company’s proprietary MediaDefender technology, honed through extensive anti-piracy efforts for major content producers on the peer-to-peer networks.

About ARTISTdirect, Inc.

Headquartered in Santa Monica, California, ARTISTdirect, Inc. is a digital media entertainment company that is home to an online music network and, through its MediaDefender subsidiary, is the leading provider of anti-piracy solutions in the Internet-piracy-protection industry. The ARTISTdirect Network is a network of web-sites offering multi-media content, music, news and information organized around shared music interests, music-related specialty commerce and digital music services.

Forward-Looking Statements:

This news release may contain “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and include words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “may,” “will” or similar expressions that are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, the company’s actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Except as required by applicable law or regulation, the company undertakes no obligation to revise or update any forward-looking statements contained herein in order to reflect future events or circumstances. For a further description of various risks and uncertainties with respect to ARTISTdirect’s business, please refer to the Company’s filings with the Securities and Exchange Commission, which can be viewed without charge on the Internet at www.sec.gov.